An offering statement pursuant to regulation a relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of such state. The company may elect to satisfy its obligation to deliver a final offering circular by sending you a notice within two business days after the completion of the company’s sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED APRIL 3, 2023

NEXT THING TECHNOLOGIES INC.

2180 Vista Way Unit B #1096,

Oceanside, California 92054

415-237-4254

UP TO 25,000,000 SHARES OF CLASS A COMMON STOCK, CONSISTING OF 21,400,000 SHARES OF CLASS A COMMON STOCK SOLD BY THE COMPANY AND 3,600,000 SHARES OF CLASS A COMMON STOCK SOLD BY SELLING SHAREHOLDERS (1)

SEE “SECURITIES BEING OFFERED” AT PAGE 31

	Price to Public	Underwriting discount and commissions(1)(2)	Proceeds to issuer(3)	Proceeds to other persons
Per Share	$3.00	$0.14	$2.86	$2.86
Total Maximum	$75,000,000	$3,375,000	$61,311,000	$10,314,000

(1)	The company has engaged DealMaker Securities, LLC, member FINRA/SIPC (the “Broker”), as broker-dealer of record, to perform broker-dealer administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services. Once the Commission has qualified the Offering Statement and this offering commences, the Broker will receive a cash commission equal to four and one half percent (4.5%) on all investments transacted through the Broker’s platform. Additionally, the Broker will receive a one-time advance payment for out of pocket expenses equal to $28,000, and a monthly account management fee of $2,000, payable by the company to the Broker. See “Plan of Distribution and Selling Security Holders” for more details.

(2)	The company expects to raise a portion of the Offering outside of the Broker’s platform, and such proceeds will not be subject to commissions to the Broker. The fees described in the above table reflect the maximum amount of fees payable to the Broker and assuming the full amount of the Offering was raised via the Broker’s platform. Accordingly, the company expects the actual commissions paid to the Broker to be lower than the commissions reflected above.

(3)	Not including legal and accounting expenses of this offering, which are estimated at approximately $76,000 for a fully-subscribed offering, not including state filing fees.

Sales of these securities will commence on approximately [date].

This offering (the “Offering”) will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the company at its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the company will file a post-qualification amendment to include the company’s recent financial statements.

The company has not established an escrow account, or engaged an escrow agent for the Offering. The Offering is being conducted on a best-efforts basis without any minimum target. Provided that an investor purchases securities in the amount of the minimum investment, $150 there is no minimum number of securities that needs to be sold in order for funds to be released to the company and for this Offering to close, which may mean that the company does not receive sufficient funds to cover the cost of this Offering. The company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

Each holder of our Class A Common Stock is entitled to one vote on any matters submitted to a vote of the stockholders. Holders of our Class B Common Stock are entitled to ten votes per share on any matters submitted to a vote of the stockholders and will continue to hold a majority of the voting power of all of the company’s equity stock at the conclusion of this Offering and therefore control the board.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 5.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary -- Implications of Being an Emerging Growth Company.”

In this Offering Circular, the terms “Next Thing,” “we,” “our,” “us” and “the company” refer to Next Thing Technologies, and its consolidated subsidiaries.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

ii

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” above.

The Company

Next Thing Technologies, Inc. was formed on August 26, 2019 under the laws of the state of Delaware, and is headquartered in Oceanside, California. Next Thing is a research and development and technology company creating technology for personal, commercial and government use. Next Thing is aiming to develop energy technology that enables more control and resilience with regards to personal, government, or corporate energy needs. One of our primary goals is creating a battery that more of the world can have consistent power. We hope to do this through use of different battery form factors, system designs, material chemistries, financing and business models to give some benefits like being more affordable and safer.

Our principal place of business is 2180 Vista Way Unit B #1096, Oceanside, California 92054. Our corporate records will be located at this office. Our website address is https://www.nextthing.tech. The information contained therein or accessible thereby shall not be deemed to be incorporated into this Offering Circular.

The Offering

Securities offered:	Up to 25,000,000 shares of Class A Common Stock at $3.00 a share, 21,400,000 of such shares being sold by the company and 3,600,000 being sold by selling shareholders.

Minimum investment:	The minimum investment in this offering is $150.

Shares outstanding before the offering:	18,000,000 Class B Common Stock 2,619,329 Series Seed Preferred Stock

Shares outstanding after the offering assuming maximum raise:	14,400,000 Class B Common Stock (1) 25,000,000 Class A Common Stock 2,619,329 Series Seed Preferred Stock

Use of proceeds:

We estimate that the net proceeds from the sale of the Class A Common Stock in this offering will be approximately $60,675,000, after subtracting estimated offering costs of $3,375,000 to the Broker in commissions, $150,000 in professional fees, EDGARization and compliance costs, and $10,800,000 in proceeds to selling shareholders.

We intend to use the net proceeds of this offering for product development, production, marketing, fundraising, sales, G&A and new hires. See “Use of Proceeds” for details.

Risk factors:

Investing in our securities involves risks. See the section entitled “Risk Factors” in this Offering Circular and other information included in this Offering Circular for a discussion of factors you should carefully consider before deciding to invest in our securities.

(1)	3,600,000 shares of Class B Common Stock held by selling shareholders will automatically convert into 3,600,000 shares of Class A Common Stock upon sale in this offering.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks Associated with Our Business

●	The company is a development-stage company.

●	Our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report.

●	The company expects to experience future losses as it implements its business strategy and will need to generate significant revenues to achieve profitability, which may not occur.

●	We have a limited amount of cash to grow our operations. If we cannot obtain additional sources of cash, our growth prospects and future profitability may be materially adversely affected, and we may not be able to implement our business plan. Such additional financing may not be available on satisfactory terms or it may not be available when needed, or at all.

●	The company currently relies on a single product.

●	Our technology could not be created, could not work, or could be proven infeasible within project requirements.

●	Our inventory could get damaged or be destroyed.

●	Our distribution channels may prove inadequate at getting our products to our customers.

●	The company depends on supply chains to provide our products to consumers.

●	We are dependent on global supply chains.

●	We will need to maintain and significantly grow our access to battery cells, including through the development and manufacture of our own cells, and control our related costs.

●	The company’s success depends on the experience and skill of its founder.

●	We could lose key employees, vendors, partnerships, agreements or strategic advantages.

●	We rely on our employees, vendors, and partners to provide us with high quality services, components and information.

●	We cannot assure you that we will effectively manage our growth.

●	If we do not successfully establish and maintain our company as a highly trusted and respected name for battery technology or are unable to attract and retain customers, we could sustain loss of revenues, which could significantly affect our business, financial condition and results of operations.

●	We expect to raise additional capital through equity and/or debt offerings and to provide our employees with equity incentives. Any ownership interest you may have in the company will likely be diluted and could be subordinated.

●	We face substantial competition and our inability to compete effectively could adversely affect our sales and results of operations.

●	The company may not be successful in marketing its products to its customers.

●	We have not taken steps to protect certain intellectual property developed by the company.

●	We may be required to defend or insure against product liability claims.

●	Our results of operations may be negatively impacted by the coronavirus outbreak.

●	Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect our business.

●	There is no current market for the company’s securities.

●	Any valuation at this stage is difficult to assess.

●	Voting control is in the hands of management.

●	The company may apply the proceeds of this offering to uses that differ from what is currently contemplated and with which you may disagree.

●	The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

●	Investors in this offering may not be entitled to a jury trial with respect to claims arising under the note purchase agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to the Company

The company is a development-stage company.

The company was incorporated in Delaware on August 26, 2019. Accordingly, the company has a limited history upon which an evaluation of its performance and future prospects can be made. The company’s current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as the company reacts to developments in its market, including purchasing patterns of customers and the entry of competitors into the market. The company will only be able to pay dividends on any shares issuable upon conversion of the notes once its directors determine that it is financially able to do so.

Our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report.

We are dependent on additional fundraising in order to sustain our ongoing operations. The company has a history of losses and has projected operating losses and negative cash flows for the next several months. As a result of our recurring losses from operations, negative cash flows from operating activities and the need to raise additional capital there is substantial doubt of our ability to continue as a going concern. Therefore, our independent registered public accounting firm included an emphasis of a matter paragraph expressing substantial doubt about the company’s ability to continue as a going concern in its report on our audited financial statements for the year ended December 31, 2022. Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), which contemplate that we will continue to operate as a going concern. Our financial statements do not contain any adjustments that might result if we are unable to continue as a going concern. We cannot assure you that the company will be successful in raising funds in this offering or acquiring additional funding at levels sufficient to fund its future operations beyond its current cash runway. If the company is unable to raise additional capital in sufficient amounts or on terms acceptable to it, the company may have to significantly reduce its operations or delay, scale back or discontinue the development of one or more of its platforms, seek alternative financing arrangements, declare bankruptcy or terminate its operations entirely.

The company expects to experience future losses as it implements its business strategy and will need to generate significant revenues to achieve profitability, which may not occur.

We have incurred net losses since our inception, and we expect to continue to incur net losses in the future. To date, we have funded our operations from the sale of equity and debt securities and other financing arrangements. We expect to continue to increase operating expenses as we implement our business strategy, which include development, sales and marketing, and general and administrative expenses and, as a result, we expect to incur additional losses and continued negative cash flow from operations for the foreseeable future. We will need to generate significant revenues to achieve profitability. We cannot assure you that we will ever generate sufficient revenues to achieve profitability. If we do achieve profitability in some future period, we cannot assure you that we can sustain profitability on a quarterly or annual basis in the future. In addition, we may not achieve profitability before we have expended the proceeds to be raised in this offering. If our revenues grow more slowly than we anticipate or if our operating expenses exceed our expectations or cannot be adjusted accordingly, our business, operating results and financial condition will be materially and adversely affected.

We have a limited amount of cash to grow our operations. If we cannot obtain additional sources of cash, our growth prospects and future profitability may be materially adversely affected, and we may not be able to implement our business plan. Such additional financing may not be available on satisfactory terms or it may not be available when needed, or at all.

As of December 31, 2022, we had cash and cash equivalents of approximately $2,740,942. We will likely require significant additional cash to satisfy our working capital requirements and expand our operations, although our growth, either internally through our operations or externally, may limit our growth potential and our ability to execute our business strategy successfully. If we issue securities to raise capital to finance operations and/or pay down or restructure our debt, our existing shareholders may experience dilution. In addition, the new securities may have rights senior to the Class A Common Stock issued in this offering.

The company currently relies on a single product.

The company’s primary planned product is the Next Bolt battery. The company’s survival depends upon being able to develop the Next Bolt, bring it to market and sell it to sufficient customers to make a profit. The company does not have any customers and the company will only succeed if it can attract customers to purchase the Next Bolt.

Our technology could not be created, could not work, or could be proven infeasible within project requirements.

The company may never complete or fully develop the Next Bolt battery or any other product. Even if it does, there is no guarantee that the Next Bolt battery would work as envisioned and intended by the company. Any failure in the research and development phase would substantially impair the company’s ability to maintain its operations and you could lose your entire investment.

Our inventory could get damaged or be destroyed.

We anticipate that we will maintain an inventory of our products for distribution and sale. Such inventory could be damaged or destroyed. Furthermore, battery technology is often dangerous and there is an increased risk of fire or explosion with our inventory. Any loss to our inventory could impact our revenues and returns to our investors.

Our distribution channels may prove inadequate at getting our products to our customers.

We will need to find the right distribution methods in order to get our products to our potential customers. If the distribution channels we identify are inadequate or are otherwise ineffective at getting our products to our customers our ability to maintain our operations will be materially impacted.

The company depends on supply chains to provide our products to consumers.

Disruptions to the supply chain could substantially impair our ability to deliver consumer products on a timely basis and at desired prices. In the event of any such disruptions, we would need to source components and raw materials from new providers or manufacturers. There is no guarantee that the company would be able to secure such components and/or raw materials.

We are dependent on global supply chains.

The battery industry and its suppliers face high demand from stationary storage, electric vehicles and other industries. This high demand leads to supply chain constraints and shortages of products. Novel battery chemistries and components may exacerbate this issue as the needed supply chains to produce these materials and components are not as developed yet.

We will need to maintain and significantly grow our access to battery cells, including through the development and manufacture of our own cells, and control our related costs.

We are dependent on the continued supply of battery cells for our energy storage products, and we will require substantially more cells to grow our business according to our plans. Any disruption in the supply of battery cells could limit production of our energy storage products.

In addition, the cost and mass production of battery cells, whether manufactured by suppliers or by us, depends in part upon the prices and availability of raw materials such as lithium, nickel, cobalt and/or other metals. The prices for these materials fluctuate and their available supply may be unstable, depending on market conditions and global demand for these materials. For example, as a result of increased global production of electric vehicles and energy storage products, suppliers of these raw materials may be unable to meet our volume needs. Additionally, our suppliers may not be willing or able to reliably meet our timelines or our cost and quality needs, which may require us to replace them with other sources. Any reduced availability of these materials may impact our access to cells and our growth, and any increases in their prices may reduce our profitability if we cannot recoup such costs through increased prices. Moreover, our inability to meet demand and any product price increases may harm our brand, growth, prospects and operating results.

The company’s success depends on the experience and skill of its founder.

The company is dependent on its founder, Jason Adams, but has not obtained key man life insurance. The loss of Mr. Adams could harm the company’s business, financial condition, cash flow and results of operations.

We could lose key employees, vendors, partnerships, agreements or strategic advantages.

The company’s success is dependent upon its continued relationships with key employees, vendors, and partners. In the event that any of these relationships are terminated we could lose strategic and competitive advantages we have over our competition.

Additionally, if we are unable to attract and hire new and qualified personnel, our ability to compete may be harmed.

We rely on our employees, vendors, and partners to provide us with high quality services, components and information.

The company depends on its employees, vendors and partners to provide it with the services, components and information it needs to meet its business objectives. If any of these parties fail to meet our needs and expectations it could delay our products, resulting in loss of time and capital.

We cannot assure you that we will effectively manage our growth.

We cannot assure you that we will be able to grow the company’s revenues and earnings. The growth of the company is contingent upon various factors, including market acceptance, competition, access to capital, ability to employ effective employees, and to otherwise attract and retain key personnel. To manage the anticipated future growth and carry out the company’s plans for the development and commercialization of the company’s products and services, the company will need to recruit and retain qualified management and personnel across a wide range of operational, sales and financial capabilities. Competition for executive and key personnel is intense. The company may not be able to effectively manage the expansion of its operations or recruit and train additional qualified personnel. The expansion of the company’s operations geographically may lead to significant costs and may divert the company’s management and business development resources. Any ability to manage the company’s growth or complications involving management of the company’s growth could delay execution of the company’s business plan or disrupt the company’s operations.

If we do not successfully establish and maintain our company as a highly trusted and respected name for battery technology or are unable to attract and retain customers, we could sustain loss of revenues, which could significantly affect our business, financial condition and results of operations.

In order to attract and retain a customer base and increase business, we must establish, maintain and strengthen our name and the products and services we provide. In order to be successful in establishing our reputation, customers must perceive us as a trusted source for high quality batteries. If we are unable to attract and retain customers, we may not be able to successfully establish our name and reputation, which could significantly affect our business, financial condition and results of operations.

We expect to raise additional capital through equity and/or debt offerings and to provide our employees with equity incentives. Any ownership interest you may have in the company will likely be diluted and could be subordinated.

The company is seeking to raise up to $75 million in this offering, with the balance of the offering going to selling shareholders. In order to fund future growth and development, the company will likely need to raise additional funds in the future by offering its securities and/or other classes of equity or debt that convert into its securities, any of which offerings would dilute the ownership percentage of investors in this offering. Additionally, the development of battery technology is capital intensive. We may not have enough capital to make our economies of scale work at necessary levels to generate a profit. If we are unable to raise additional capital you could lose your entire investment.

We face substantial competition and our inability to compete effectively could adversely affect our sales and results of operations.

We operate in intensely competitive markets that experience frequent changes in industry, changes in customer requirements, and frequent new product introductions and improvements. If we are unable to anticipate or react to these competitive challenges, or if existing or new competitors gain market share in any of our markets, our competitive position could weaken, and we could experience a decline in our revenues that could adversely affect our business and operating results. To compete successfully, we must maintain an innovative research and development effort to market our product, develop new solutions and enhance our existing solutions, effectively adapt to changes in the technology or product rights held by our competitors, appropriately respond to competitive strategies, and effectively adapt to technological changes. If we are unsuccessful in responding to our competitors or to changing technological and customer demands, our competitive position and our financial results could be adversely affected.

Many of our competitors have greater financial, technical, marketing, or other resources than we do and consequently, may have the ability to influence customers to purchase their products instead of ours. Tesla, LG, and Samsung are just a few of the companies we compete against. As a result of this competition, the company may be unable to acquire significant market share. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable to the company. Further consolidation within our industry or other changes in the competitive environment could result in larger competitors that compete with us.

The company may not be successful in marketing its products to its customers.

The company’s operating results may fluctuate significantly from period to period as a result of a variety of factors. There is no assurance that the company will be successful in marketing any of its products, or that the revenues from the sale of such products will be significant. Consequently, the company’s revenues may vary, and the company’s operating results may experience fluctuations.

We have not taken steps to protect certain intellectual property developed by the company.

The operations of Next Thing are still in the early exploratory and research & development phase. We believe that more development will be required to both reach a marketable consumer product, as well as inventions that may be protectable through the patent process. If we develop inventions and do not sufficiently protect them, it is possible that competitors may be able to utilize those same inventions without the company realizing value for its efforts, and thereby harming our future prospects. Further, the technology we develop may be challenged as infringing on existing technologies. Regardless of the merit of such potential claims, we could be drawn into expensive litigation that drains the company’s resources, or forces the company to pursue alternative designs or developments, adding time and expense prior to creating a marketable consumer product.

We may be required to defend or insure against product liability claims.

We face the risk of product liability claims in the event our batteries do not perform or are claimed to not have performed as expected. Any product liability claim may subject us to lawsuits and substantial monetary damages, product recalls or redesign efforts, and even a meritless claim may require us to defend it, all of which may generate negative publicity and be expensive and time-consuming.

Our results of operations may be negatively impacted by the coronavirus outbreak.

In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified and the U.S., Europe and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the Shares and Investor demand for the Shares generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition. COVID-19 could change the investment trajectory and hiring, supply chains, and consumer behavior in the future.

The extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

Actual or threatened epidemics, pandemics, outbreaks, or other public health crises may adversely affect our business.

Our business could be materially and adversely affected by the risks, or the public perception of the risks, related to an epidemic, pandemic, outbreak, or other public health crisis, such as the recent outbreak of novel coronavirus, or COVID-19. The risk, or public perception of the risk, of a pandemic or media coverage of infectious diseases could adversely affect the value of the Shares and our Investors or prospective Investors financial condition, resulting in reduced demand for the Shares generally. Further, such risks could cause a limited attendance at membership experience events that we might sponsor or in which we might participate, or result in persons avoiding holding or appearing at in-person events. “Shelter-in-place” or other such orders by governmental entities could also disrupt our operations, if employees who cannot perform their responsibilities from home, are not able to report to work.

Risks Related to an Investment in Our Securities

There is no current market for the company’s securities.

There is no formal marketplace for the resale of the company’s securities. Our securities are illiquid and there will not be an official current price for them, as there would be if the company were a publicly-traded company with a listing on a stock exchange. Investors should assume that they may not be able to liquidate their investment for some time.

Any valuation at this stage is difficult to assess.

Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially startups, is difficult to assess and you may risk overpaying for your investment. In addition, there may be additional classes of equity with rights that are superior to the class of equity that may be issued upon conversion of the notes.

Voting control is in the hands of management.

Voting control is concentrated in the hands of the company’s founders, who together hold the majority of the company’s voting securities and will continue to hold voting control after this offering. Moreover, the founders own Class B Common Stock, which entitle the holders thereof to ten votes per share while the Class A Common Stock sold in this offering entitle the holders thereof to one vote per share. You will not be able to influence our policies or any other corporate matter, including the election of directors, changes to our company’s governance documents, expanding any employee equity or option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval. See “Securities Being Offered”. These few people will make all major decisions regarding the company. As a minority shareholder, you will not have a say in these decisions.

The company may apply the proceeds of this offering to uses that differ from what is currently contemplated and with which you may disagree.

We will have broad discretion as to how to spend the proceeds from this offering and may spend these proceeds in ways in which you may not agree. We currently intend to use the proceeds of this offering for further fund raising, to fund product development and engineering, marketing, customer experience and support and selling, potential acquisitions and licenses, general and administrative expenses. While we expect to use the proceeds of this offering as described in this Offering Circular, we may use our remaining cash for other purposes. We cannot assure that any investment of the proceeds will yield a favorable return, or any return at all.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. You will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the note purchase agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreement, by a federal or state court in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the note purchase agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the company in connection with matters arising under the subscription agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the company. If a lawsuit is brought against the company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the company’s securities or by the company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors are paying for their shares with the effective cash price paid by existing members. This method gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

	$5 Million Raise	$25 Million Raise	$50 Million Raise	$75 Million Raise
Price per Share	$3.00	$3.00	$3.00	$3.00
Shares Issued	1,666,667	8,333,333	16,666,667	25,000000
Capital Raised	$5,000,000	$25,000,000	$50,000,000	$75,000,000
Less: Offering Costs	$150,000	$150,000	$150,000	$150,000
Less: Proceeds to Selling Securityholders	$720,000	$3,600,000	$7,200,000	$10,800,000
Net Offering Proceeds	$4,130,000	$21,250,000	$42,650,000	$64,050,000
Net Tangible Book Value Pre-financing at Dec. 31, 2022	$2,738,238	$2,738,238	$2,738,238	$2,738,238
Net Tangible Book Value Post-financing	$6,868,248	$23,988,248	$45,388,248	$66,788,248

Shares issued and outstanding as of Dec. 31, 2022 (1)	20,619,329	20,619,329	20,619,329	20,619,329

Total Post-Financing Shares Issued and Outstanding	22,285,996	28,952,662	37,285,996	45,619,329

Net tangible book value per share prior to offering	$0.133	$0.133	$0.133	$0.133
Increase/(Decrease) per share attributable to new investors	$0.175	$0.696	$1.085	$1.331
Net tangible book value per share after offering	$0.308	$0.829	$1.217	$1.464
Dilution per share to new investors ($)	$2.692	$2.171	$1.783	$1.536
Dilution per share to new investors (%)	89.73%	72.38%	59.42%	51.20%

(1)	Does not include shares issued in the Company’s Regulation Crowdfunding offering.

Since inception, the officers, directors and affiliated persons of the Company have paid an aggregate average price of $0.003 per share of Class B Common Stock in comparison to the offering price of $3.000 per share of Class A Common Stock in this offering.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2020 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2021 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION AND SELLING SHAREHOLDERS

Plan of Distribution

The company is offering a maximum of 25,000,000 of its Class A Common Stock on a “best efforts” basis, of which 21,400,000 will be sold by the company and 3,600,000 will be sold by selling shareholders. The cash offering price per share of Class A Common Stock is $3.00 and the minimum investment is $150. Sales may occur through efforts of the company selling through an online site under its control, as well as by DealMaker Securities, LLC (the “Broker”), a broker-dealer registered with the Commission and a member of FINRA.

The company intends to market the Class A Common Stock in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through various channels of online and electronic media whereby the Offering Circular may be delivered contemporaneously and posting “testing the waters” materials or the Offering Circular on an online investment platform.

The company’s Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on the website, https://nextthing.tech/filings

The offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is three years from this offering being qualified by the Commission, and (3) the date at which the offering is earlier terminated by the company in its sole discretion. At least every 12 months after this offering has been qualified by the United States Securities and Exchange Commission, the company will file a post-qualification amendment to include the company’s recent financial statements.

The company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the company. After the initial closing of this offering, the company expects to hold closings on at least a monthly basis.

The company is offering its securities in all states.

Agreement with DealMaker Securities, LLC

The Broker has been engaged to provide the administrative and compliance related functions in connection with this offering, and as broker-dealer of record, but not for underwriting or placement agent services:

The aggregate fees payable to the Broker and its affiliates are described below

a.) Administrative and Compliance Related Functions

DealMaker Securities, LLC will provide administrative and compliance related functions in connection with this offering, including:

●	Reviewing investor information, including identity verification, performing Anti-Money Laundering (“AML”) and other compliance background checks, and providing the Company with information on an investor in order for the Company to determine whether to accept such investor into the offering;

●	If necessary, discussions with us regarding additional information or clarification on a Company-invited investor;

●	Coordinating with third party agents and vendors in connection with performance of services;

●	Reviewing each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a recommendation to us whether or not to accept the subscription agreement for the investor’s participation;

●	Contacting and/or notifying us, if needed, to gather additional information or clarification on an investor;

●	Providing a dedicated account manager; Providing ongoing advice to us on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;

●	Reviewing and performing due diligence on the Company and the Company’s management and principals and consulting with the Company regarding same;

●	Consulting with the Company on best business practices regarding this raise in light of current market conditions and prior self-directed capital raises;

●	Providing white labelled platform customization to capture investor acquisition through the Broker’s platform’s analytic and communication tools;

●	Consulting with the Company on question customization for investor questionnaire;

●	Consulting with the Company on selection of webhosting services;

●	Consulting with the Company on completing template for the offering campaign page;

●	Advising us on compliance of marketing materials and other communications with the public with applicable legal standards and requirements;

●	Providing advice to the Company on preparation and completion of this Offering Circular;

●	Advising the Company on how to configure our website for the offering working with prospective investors;

●	Providing extensive review, training and advice to the Company and Company personnel on how to configure and use the electronic platform for the offering powered by Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of the Broker;

●	Assisting the Company in the preparation of state, Commission and FINRA filings related to the Offering; and

●	Working with Company personnel and counsel in providing information to the extent necessary.

Such services shall not include providing any investment advice or any investment recommendations to any investor.

For these services, we have agreed to pay Broker:

●	A one-time $20,000 advance against accountable expenses for the provision of compliance consulting services and pre-offering analysis,

●	A $2,000 monthly account management fee, to a maximum of $24,000,

●	A cash commission equal to four and one half percent (4.5%) of the amount raised in the Offering through the Broker’s platform.

b) Technology Services

The Company has also engaged Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of Broker, to create and maintain the online subscription processing platform for the offering.

After the qualification by the Commission of the Offering Statement of which this Offering Circular is a part, this offering will be conducted using the online subscription processing platform of DealMaker through our website at https://invest.________.com, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price through a third party processor by ACH debit transfer or wire transfer or credit card to an account we designate. There is no escrow established for this offering. We will hold closings upon the receipt of investors’ subscriptions and our acceptance of such subscriptions.

For these services, we have agreed to pay DealMaker:

●	A one-time $8,000 advance against accountable expenses for the provision of compliance consulting services and pre-offering analysis

The Administrative and Compliance fees and the Technology Services Fees, described above in a.) and b.), will, in aggregate, not exceed the following maximums set forth below:

Total Offering Amount	Maximum Compensation
$18,750,000	7%
$37,500,000	6%
$56,250,000	5.5%
$75,000,000	5,5%

Selling Shareholders

Certain stockholders of the company intend to sell up to 3,600,000 shares of their Class B Common Stock in this offering. Such Class B Common Stock will automatically convert into Class A Common Stock upon transfer. Such selling stockholders will receive total gross proceeds of the offering equal to $10,800,000 assuming all shares of Class A Common Stock available for sale are sold.

Selling stockholders will participate on a pro rata basis, which means that at each closing selling stockholders will be able to sell its pro rata portion of the shares that the stockholder is offering (as set forth in the table below) of the number of securities being issued to investors. For example, the company will issue shares and receive gross proceeds of $64,200,000 while each of the selling stockholders will receive their pro rata portion of the remaining $10,800,000 in gross proceeds and will transfer their applicable shares to investors in this offering. Selling stockholders will not offer fractional shares and the shares represented by a stockholder’s pro rata portion will be determined by rounding down to the nearest whole share.

After qualification of the Offering Statement, the selling stockholders will enter into an irrevocable power of attorney (“POA”) with the company and the CEO, as attorney-in-fact, in which they direct the company and the attorney-in-fact to take the actions necessary in connection with the offering and sale of their shares. A form of the POA is filed as an exhibit to the Offering Statement of which this Offering Circular forms a part.

Selling Stockholder	Common Shares Owned Prior to Offering	Shares offered by Selling Stockholder	Shares owned after the Offering	Stockholder’s Pro Rata Portion ($)
First Holding Management LLC	4,645,800	929,160	3,716,640	$2,787,480
Jackson Investment Management LLC	7,580,000	1,516,000.00	6,064,000	$4,548,000
Salinity Ventures LLC	5,774,200	1,154,840.00	4,619,360	$3,464,520

TOTAL	18,000,000	3,600,000	14,400,000	$10,800,000

Bonus Shares for Perks:

Certain investors in this Offering are eligible to receive bonus shares of Class A Common Stock, which effectively gives them a discount on their investment. Those investors will receive, as part of their investment, additional shares for their shares purchased (“Bonus Shares”) up to 20% of the shares they purchase, depending upon perks described below. Investors receiving the 20% bonus will pay an effective price of approximately $2.50 per share.

Volume

$4,998+ Investment: 5% Bonus Shares*

$9,998+ Investment: 10% Bonus Shares*

$24,998+ Investment: 15% Bonus Shares*

$49,998+ Investment: 20% Bonus Shares*

*To qualify for Bonus Shares, investors must reach the above thresholds in a single investment. Multiple investments cannot be aggregated to qualify for Bonus Shares.

DealMaker Securities LLC has not been engaged to assist in the distribution of the Bonus Shares, and will not receive any compensation related to the Bonus Shares.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT PURCHASE PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

Subscription Procedures

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, and checks will not be accepted. Investors will subscribe via the Company’s website and investor funds will be processed via DealMaker’s integrated payment solutions. Funds will be held in the Company’s payment processor account until the Broker has reviewed the proposed subscription, and the Company has accepted the subscription. Funds released to the Company’s bank account will be net funds (investment less payment for processing fees and a holdback equivalent to 5% for 90 days).

DealMaker will be responsible for payment processing fees. Upon each closing, funds tendered by investors will be made available to the Company and the selling stockholders for their use.

In order to invest, you will be required to subscribe to the offering via the Company’s website integrating DealMaker’s technology and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of their net worth (excluding the investor’s principal residence).

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Broker will review all subscription agreements completed by the investor. After Broker has completed its review of a subscription agreement for an investment in the Company, and the Company has elected to accept the investor into the offering, the funds may be released to the Company.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the Company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the Company receives oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the Company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or credit card will be returned to subscribers within 30 days of such rejection without deduction or interest.

DealMaker Securities LLC (the “Broker”) has not investigated the desirability or advisability of investment in the Common Stock, nor approved, endorsed or passed upon the merits of purchasing the Common Stock. Broker is not participating as an underwriter and under no circumstance will it recommend the Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Broker is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this offering. Based upon Broker’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of Broker in this offering as any basis for a belief that it has done extensive due diligence. Broker does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the Company. All inquiries regarding this offering should be made directly to the Company.

Provisions of Note in the Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the company based on the subscription agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time traveling to any particular forum so they may continue to focus on operations of the company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The subscription agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, including any claim under federal securities laws. By signing the note purchase agreement an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

USE OF PROCEEDS

The maximum gross proceeds from the sale of Class A Common Stock in this offering is $75,000,000. The net proceeds from the total maximum offering to the issuer are expected to be approximately $37,200,000, after deducting sales by selling shareholders and the payment of offering costs (including legal, accounting, printing, due diligence, marketing, selling and other costs incurred in the offering). Our estimated offering costs of $30,427,000 include a deduction of 4.5% of the total gross proceeds for commissions payable to DealMaker on all the shares of Class A Common Stock being offered. The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ.

The following table represents management’s best estimate of the uses of the net proceeds, assuming the sale of, respectively, $5,000,000, $25,000,000, $50,000,000, and $75,000,000 of the Class A Common Stock offered for sale in this offering. The table does not include costs to market the offering nor credit card processing fees and is net of approximate proceeds of $10,800,000 to selling shareholders.

	$5,000,000 Offering	$25,000,000 Offering	$50,000,000 Offering	$75,000,000 Offering
Offering Proceeds
Shares Sold by the Company	1,426,667	7,133,333	14,266,667	21,400,000
Gross Proceeds to the company from this Offering	$4,280,000	$21,400,000	$42,800,000	$64,200,000
Offering Expenses (including marketing of the Offering)	$2,025,000	$10,125,000	$20,250,000	$30,375,000

Total Offering Proceeds Available for Use	$2,255,000	$11,275,000	$22,550,000	$33,825,000
Estimated Expenditures
Product Development, Engineering and Production	$1,578,500	$7,892,500	$15,785,000	$23,677,500
Customer Experience and Support	$112,750	$563,750	$1,127,500	$1,691,250
Selling, Fulfillment Marketing, General and Administrative	$563,750	$2,818,750	$5,637,500	$8,456,250

Total Expenditures	$2,255,000	$11,275,000	$22,550,000	$33,825,000

This expected use of the net proceeds from this offering represents our intentions based upon our current financial condition, results of operations, business plans and conditions. As of the date of this Offering Circular, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering and reserves the right to change the estimated allocation of net proceeds set forth above.

We believe that if we raise the maximum amount in this offering, that we will have sufficient capital to finance our operations for at least the next 30 months. However, if we do not sell the maximum number of shares of Class A Common Stock offered in this offering, or if our operating and development costs are higher than expected, we will need to obtain additional financing prior to that time. Further, we expect that during or after such 30-month period, we will be required to raise additional funds to finance our operations until such time that we can conduct profitable revenue-generating activities.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including without limitation short-term, investment grade, interest bearing instruments and United States government securities and including investments in related parties. We may also use a portion of the net proceeds for the investment in strategic partnerships and possibly the acquisition of complementary businesses, although we have no present commitments or agreements for any specific acquisitions.

The company reserves the right to change the use of proceeds at management’s discretion.

THE COMPANY’S BUSINESS

Overview

Next Thing Technologies is an investment, research, development and technology company creating technology for personal, commercial and government use. Next Thing Technologies is seeking to be a crucial part of the energy solution. Next Thing Technologies mission is to build energy-resilient communities through sustainability and power decentralization.

The Problem

Throughout the day and seasons of the year, the demand on the energy grid to provide electricity to homes and businesses fluctuates. For example, when people are home and it is hot outside, energy consumption goes up as consumers turn on their lights, TVs, air conditioners, and home appliances. This typically happens in most homes at about the same time, making the energy that is used during the peak hours more expensive as more of it is required. Because everyone is using electricity at the same time, the energy grid can be stressed to its breaking point. So much so that a growing number of utility providers are offering time-of-use plans to their residential customers to incentivize more electricity usage during off-peak times. Some electric companies even charge their customers a higher rate for peak electricity.

Solution: Next Bolt

Next Bolt aims to be a more affordable, modular, safe, and easier-to-install energy storage solution. Next Bolt is designed to pull and store electricity during off-peak hours when prices and energy consumption are lower and subsequently make that stored electricity available for use during peak hours thereby avoiding peak hour costs. Additionally, there are community and commercial applications as networks of the energy storage solutions work together to help offset grid instability. For example, Next Thing Technologies’ plans to seek partnerships with cities and grid operators, which would help them smooth out the mismatch between peak renewable energy production and energy usage. Every home in the world owns a refrigerator and we envision a future where at-home energy storage systems achieve a similar level of adoption among homeowners. Until that becomes a reality utility companies will have a need for grid energy storage. Our goal is to expedite the timeframe in which these adoptions take place.

Next Bolt has gone through many iterations in the concepting phase, resulting in multiple prototypes. The first full scale shell prototype was completed in September 2021. This prototype was handcrafted and built in the United States, while a more refined prototype was partially produced in China later that year. We have run into issues with battery module acquisition and shipping which will make it hard to maintain product quality. We intend to address these issues before by increasing distribution, sales, financing, brand recognition and shipping when we move into the production phase. We have signed agreements with material science advisors and producers and we have discussed partnerships in cell manufacturing and distribution. The biggest obstacles right now are in learning how to prototype more effectively, shipping and potential issues with our supply chain. We anticipate having a production model no sooner than three years from the date of this offering, but will not have a more accurate timeline until we have achieved more progress with our prototyping and fundraising. The first production models might have other battery chemistry than later models.

Growth Strategy

The company is currently focused on financing, research, production, sales, distribution, partnerships and marketing of the Next Bolt. The company intends to use initial funds from this offering to market, finance, develop second generation prototypes and refine its go-to-market product. After research and development is done, we’ll use the money raised to start producing and selling and develop distribution deals and partnerships with companies.

In addition, we may encounter opportunities for strategic acquisitions of businesses or assets that would advance the business of the company. No such acquisitions have been identified as of the date of this offering circular.

Marketing

The company initially intends to sell Next Bolt through direct sales to electric grid operators, electricity storage operators, electricity generators, transmission owners or operators, commercial businesses and homeowners. We are also planning to use distribution partnerships and direct-to-customer sales and marketing. We believe the market is unable to supply a product for pent up demand especially after the Inflation Reduction Act and its dramatic effect on the battery supply chain. We believe being a solid and scalable part of energy storage production will bring some level of demand on its own. For years, the Tesla Powerwall and other companies with similar products were unable to fill supply. If we are successful with distribution partnerships and direct-to-customer sales and marketing, we believe we will have momentum by tapping into market demand.

Market

Our target market consists of consumer (residential homes and rentals), commercial (utility and industrial storage) and government customers (energy infrastructure). To address the market, we plan to start by offering the most in demand part of our final product, establishing our brand for energy storage and allowing us to leverage these relationships to expand into bigger products and other market segments.

According to Precedence Research, the stationary, energy storage market is projected to reach $224 billion by 2030.

Competition

The company operates in a very competitive industry. Our competitors include Tesla, Powin, Enphase, Hitachi , Johnson Controls, LG, Samsung, GS Yuasa Corporation, EOS, Durapower, Toshiba Corporation and Samsung SDI.

We intend for many elements of the Next Bolt to be different from our competitors, such as the financing, pricing mechanism for how it works, profile, feature set, installation, and even potentially its safety. As an example many batteries are currently sold with a large upfront payment. We hope to reach a distribution and financing model allowing customers to pay monthly while using the battery, rather than upfront. This makes it easier for someone to consider acquiring a battery, since they can reap the financial rewards of using energy storage while having that help pay for the technology. We aim to leverage engineering efficiencies, and in the future alternative chemistries, to make our unit more attractive as a purchase as well as, safer and more versatile for use in different settings than current batteries. Achieving better financing and safety are significant achievements that we believe would disrupt the market.

Raw Materials/Suppliers

The company plans to work with manufacturers in the production of Next Bolt. The company has not yet chosen these manufacturers. Currently, Next Thing Technologies does not have any suppliers that will account for more than 5% of our expenses.

The battery industry and its suppliers face high demand from stationary storage, electric vehicles and other industries. This high demand leads to supply chain constraints and shortages of products. Novel battery chemistries and components may exacerbate this issue as the needed supply chains to produce these materials and components are not as developed yet.

Employees

We have 2 full-time employees and 0 part-time employees. Next Thing Technologies has a team of 13 contractors and advisers.

We engage contractors from time to time on an as-needed basis to consult with us on specific corporate affairs, or to perform specific tasks in connection with our business development activities.

Regulation

The company is not aware of any regulations that it is subject to at this point. However, in the future we expect to be regulated by a number of regulations like the Residential Energy Storage System Regulations.

Intellectual Property

The company has no registered intellectual property.

Effective protection of our intellectual property may be unavailable or limited in some jurisdictions outside the United States, Canada and the United Kingdom. Litigation may be necessary in the future to enforce or protect our rights or to determine the validity and scope of the rights of others. Such litigation could cause us to incur substantial costs and divert resources away from daily business, which in turn could materially adversely affect the business.

Litigation

The company is not currently engaged in any litigation and is not aware of any pending litigation.

The Company’s Property

The company does not currently own or lease any real property , we intend to utilize partners for their facilities and staff to help facilitate all needed R&D, prototyping and production. With significant financing and acquisition of talent we might consider building our own facilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes included in this offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Overview

Next Thing Technologies, Inc was formed on August 26, 2019 under the laws of the state of Delaware, and is headquartered in Oceanside, California. Next Thing is a research and development and technology company creating technology for personal, commercial and government use. Next Thing is developing Next Bolt, which we intend to be an affordable, modular, safe, and easier-to-install battery for individuals and businesses.

Results of Operations

Since its founding in 2019, the company has been supported by its founders and focused on efforts related to the initial development of the company’s core product and has not yet begun generating revenues.

Operating Expenses

The company recorded total operating expenses of $72,362 for 2021 and $1,819,037 for 2022. Such expenses were composed of:

●	general and administrative expenses of $54,353 for 2021 and $383,605 for 2022; and

●	sales and marketing expenses of $18,010 for 2021 and $1,435,432 for 2022.

General and administrative expenses are comprised primarily of legal and contractor professional services fees. The increase in our total operating expenses resulted largely from a year-over-year increase in R&D services, legal accounting and audit costs and marketing help for our Regulation Crowdfunding offering and a significant increase in our sales and marketing spend. In 2023, we anticipate that our expenses will increase as this Offering unfolds and the company increases its R&D.

Other Expense

Other expense consists of interest expense. Interest expense for 2022 was $8,848 compared to$3,877 for 2021.

Net Loss

Accordingly, the company’s net loss was $76,239 for 2021 and $1,827,885 for 2022.

Liquidity and Capital Resources

As of December 31, 2022, the company had $2,740,942 in cash and cash equivalents on hand. We have also recorded the value of our trademark as an intangible asset of the company, valued at $923.

To date, the company’s operations have been financed to date through loans and stock purchases from its founders. The loans are identified as long term liabilities of the company as of year-end 2021 and 2022, with details of those loans and repayment discussed below under “Indebtedness”.

On December 23, 2021, the company also initiated an offering under Regulation Crowdfunding on the Wefunder funding portal, seeking to raise up to $5,000,000 by April 30, 2023. As of March 10, 2023, we have closed on investments totaling $4,997,999. We intend to close the offering under Regulation Crowdfunding prior to qualification of this offering under Regulation A.

We believe that the proceeds from this offering, together with our cash and cash equivalent balances will be adequate to meet our liquidity and capital expenditure requirements for the next 10 months. If these sources are not sufficient to meet our cash requirements, we will need to seek additional capital, potentially through private placements of equity or debt, to fund our plan of operations.

Indebtedness

During 2020, the Company received $60,000 in proceeds from its founders. In 2022 and 2021, the Company received an additional $90,000 and $80,000, respectively, in proceeds. The loans bore interest at 5% per annum, is unsecured and is payable on its maturity at October 26, 2022 or upon a merger, acquisition or other change in control event. As of December 31, 2021, the outstanding principal was $140,000. During 2022, the outstanding principal of $230,000 was fully repaid. Interest expense was $8,848 and $3,877 for the years ended December 31, 2022 and 2021, respectively, all of which was accrued and unpaid as of December 31, 2021 and fully paid in 2022.

Plan of Operations

Our primary goal for this year is fundraising to ensure success in what is typically a capital intensive industry. Following raising sufficient funds, we believe we will be able to focus on creating next generation prototypes, hiring key personnel, working on partnership and technology access, and research and development. The biggest obstacles in developing a next generation technology include raising and maintaining enough capital to develop the technology, learning how to prototype more effectively, developing distribution channels, and anticipating issues with our supply chain. We anticipate having a production model no sooner than three years from the date of this offering, but will not have a more accurate timeline until we have achieved more progress with our prototyping and fundraising.

Trend Information

In the views of management, the current global crises have put a focus on national security with relation to energy. In addition, everyone is seeing inflated energy prices down to a consumer level. As a result, interest in consumer energy storage is increasing--if you are worried about rising energy prices for personal needs like driving around or powering your home, storing your own energy is seen as a potential solution. Further, infrastructure legislation has brought additional federal funding into the battery space, allowing for potential efficiencies when we are ready for consumer production of Next Bolt.

We see a potential drawback as being increased competition in this space as more consumer electric storage companies enter the market, which could result in competition for talent making it harder to hire research and development teams. Further, increased demand for lithium and other battery materials requires finding savings in the short term with engineering efficiencies as well as long term to alternative chemistries. This potentially makes it harder for us to enter into test markets before alternative chemistry is available, for example using lithium iron phosphate batteries. With increased costs and competition for talent, materials and manufacturing capacity, the timeline to launch products into market might be increased, which will affect our ability to spend money on R&D and other initiatives.

Additionally, with this additional competition there might be price pressure for our products. If the Company is forced to engage in price wars to gain market share it might be compelled to lower its expenses in R&D and other parts of its operations.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Executive Officers:
Jason Adams	Chief Executive Officer	39	August 26, 2019 - Present	Full-time

Directors:
Jason Adams	Director	39	August 26, 2019 - Present	N/A

Jason Adams, CEO, Director

Jason Adams is an energy investor, dealmaker, leader, and growth expert. He has worked in software, technology, subscriptions, and product fulfilment. Mr. Adams was a growth consultant for High Sierra Media from 2021 to 2022, the Head of Growth for Globein from 2020 to 2021 and oversaw technology and publishing for Got Clicks from 2018 to 2020. During his first year in his most recent role as Head of Growth at fair trade company Globein, the company’s month over month revenue more than doubled. His crossover experience in managing technology, software, and subscription make him particularly capable to produce results in consumer facing technology sectors.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2022, we compensated our sole executive officer as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Jason Adams	CEO	217,542		217,542

For the fiscal year ended December 31, 2021, we did not pay our director for his service as director. There is 1 director in this group.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of December 31, 2022, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class B Common Stock	First Holding Management LLC (2)	4,645,800	0	25.81%
Class B Common Stock	Jackson Investment Management LLC (3)	7,580,000	0	42.11%
Class B Common Stock	Salinity Ventures LLC (4)	5,774,200	0	32.08%
Preferred Stock	Next Thing Technologies I, a series of Wefunder SPV, LLC	2,619,329	0	100%
Class B Common Stock	Executive Officers and Directors as a Group	7,580,000	0	42.11%

(1)	The address of each beneficial owner is the company’s principal office.

(2)	First Holding Management LLC is wholly owned by Nick Urbani.

(3)	Jackson Investment Management LLC is wholly owned by Jason Adams, our CEO and sole director.

(4)	Salinity Ventures LLC is wholly owned by Markus Levin.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Since inception, Salinity Ventures LLC, which is controlled by a significant owner of the company, has loaned the company $100,000 in three separate transactions. Each of these loans bears annual interest at a rate of 5%. The loans mature on October 26, 2022, October 13, 2023, and February 8, 2024, respectively or upon merger, acquisition or other change in control event. This loan was paid in full on October 27, 2022.

Since inception, First Holding Management LLC, which is controlled by a significant owner of the company, has loaned the company $100,000 in three separate transactions. Each of these loans bears annual interest at a rate of 5%. The loans mature on October 26, 2022, October 13, 2023, and March 8, 2024, respectively or upon merger, acquisition or other change in control event. This loan was paid in full on October 27, 2022.

On March 10, 2022, Jackson Investment Management LLC, which is controlled by the company’s CEO and Director, loaned the company $30,000. This loan bears annual interest at a rate of 5%. The loan matures on March 10, 2024, or upon merger, acquisition or other change in control event. This loan was paid in full on December 06, 2022.

SECURITIES BEING OFFERED

The following descriptions summarize important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the company’s Restated Certificate of Incorporation (the “Certificate”) and Bylaws (the “Bylaws”), which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of the company’s securities, you should refer to our Certificate and our Bylaws and applicable provisions of the Delaware General Corporation Law.

General

The company is offering 25,000,000 shares of Class A Common Stock, of which 21,400,000 will be issued from the company and 3,600,000 will be sold by selling shareholders. As of the date of this Offering Circular the company has 18,000,000 shares of Class B Common Stock and 2,619,329 shares of Series Seed Preferred Stock issued and outstanding.

The company’s Certificate provides that our authorized capital consists of 32,000,000 shares of Class A Common Stock, par value $0.00001 per share, 18,000,000 shares of Class B Common Stock, par value $0.00001 per share, and 10,000,000 shares of Preferred Stock, par value $0.00001 per share, 2,619,329 of such shares have been designated as Series Seed Preferred Stock.

On June 11, 2021, the Board of Directors approved and adopted the Company’s 2021 Equity Incentive Plan (the “Plan”) and reservation of 2,400,000 shares of Class A common stock for the Plan. As of December 31, 2022, there are 19,330 options outstanding and exercisable under the Plan.

Common Stock

Voting Rights

Each share of Class A Common Stock has one vote and each share of Class B Common Stock shall be entitled to ten votes.

Election of Directors

The holders of the Common Stock are entitled to elect, remove and replace all directors of the company.

Dividend Rights

The holders of the Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the company legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

Liquidation Rights

In the event of the company’s liquidation, or winding up, whether voluntary or involuntary, subject to the rights of any senior Preferred Stock that may then be outstanding, the assets of the company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Common Stock.

Series Seed Preferred Stock

Voting Rights

Each share of Series Seed Preferred Stock has the number of votes equal to the number of Class A Common Stock into which the shares of Series Seed Preferred Stock would convert as of the record date for determining stockholders entitled to vote on a matter. As of the date of this Offering Circular the number of votes each share of Series Seed Preferred Stock is entitled to cast is one.

Election of Directors

The holders of the Series Seed Preferred Stock are entitled to elect, remove and replace all directors of the company together with the holders of Common Stock.

Dividend Rights

The holders of the Series Seed Preferred Stock shall be entitled to receive together with the holders of the Common Stock, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the company legally available therefore, such dividends as may be declared from time to time by the Board of Directors.

Liquidation Rights

In the event of the company’s liquidation, or winding up, whether voluntary or involuntary, the assets of the company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Series Seed Preferred Stock in an amount equal to the greater of (i) the aggregate price paid by the holders of the Series Seed Preferred Stock upon issuance or (ii) the amount that would have been paid to the holders of Series Seed Preferred Stock had such been converted into Class A Common Stock immediately prior to liquidation or winding up.

Conversion Rights

Each share of Series Seed Preferred Stock is convertible, at the option of the individual holders, at any time, into Class A Common Stock. The number of shares of Class A Common Stock into which the Series Seed Preferred Stock will convert is initially 1-for-1. The conversion ratio is subject to adjustment for stock splits, combinations, certain dividends and distributions, reclassification, exchange, substitution, merger and/or consolidation as more fully described in our Certificate. Additionally, the Series Seed Preferred Stock will be required to convert into Class A Common Stock upon either (a) the closing of the sale of shares of Class A Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (b) the date and time, or the occurrence of an event, specified by vote or written consent of a majority of the outstanding shares of Series Seed Preferred Stock at the time of such vote or consent, voting as a single class on an as-converted basis

Preferred Stock

The Board of Directors of the company is authorized by the Certificate to designate the number of shares of any series of Preferred Stock as well as the rights and preferences of the same.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 stockholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

FINANCIAL STATEMENTS

PART III

INDEX TO EXHIBITS

1.1	Broker Dealer Services Agreement

2.1	Restated Certificate of Incorporation

2.2	Certificate of Designation*

2.3	Certificate of Validation*

2.4	Bylaws

3.1	Form of Selling Stockholder Irrevocable Power of Attorney*

4.1	Form of Subscription Agreement*

6.1	2021 Equity Incentive Plan

11.1	Consent of Auditing Accountant*

12.1	Opinion Regarding the Legality of the Securities*

*	To be filed by amendment

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oceanside, State of California, on April 3, 2023.

NEXT THING TECHNOLOGIES, INC.

By:	/s/ Jason Adams
Name:	Jason Adams
Title:	CEO

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Jason Adams
Jason Adams, Principal executive officer,
Principal financial officer, Principal accounting
officer, and director
Date: April 3, 2023